Hirtle Callaghan Trust
Growth Portfolio
Jennison Associates
Procedures Pursuant to 10f-3
		Securities Purchased	Comparable Securities (1)
Comparable Securities (2)
1	Issuer	ATandT Wireless Group Tracking Stock	Nextel Communications, Inc.
Level 3 Communications, Inc.
2	Ratings	N/A	N/A	N/A
3	Date of First Offering/Trade Date	04/26/2000	11/05/1999
02/29/2000
4	Maturity Date/Coupon	N/A	N/A	N/A
5	Unit Price/Yield	$29.50 	$83.8125 	$107.875
6	Principal Amount of Offering	$10,620,000,000 	$2,514,375,000
$2,157,500,000,000
7	Underwriting Spread per Unit	$0.86 	$2.305 	$3.180
8	Gross Spread as a % of Price	2.92%	2.75%	2.95%
9	Subordinate Features	N/A	N/A	N/A
10	Sector or Industry	Cellular Telecom	Cellular Telecom
Telecom Services
11	Years of Continuous Operartions > 3	>3	>3	>3
12	From whom purchased	Merrill Lynch & Co.
13	Par Value Purch
14	$ Value Purch	$964,650
15	% of Offering Purchased by Fund	0.0091%
16	% of Offering Purchased by Assoc. Funds	0*%
17	Sum of (15) and (16) (Must be < 25%)	0.0091%
18	% of Fund to Assets Purchased by Fund (Must be < 3%)	0.4887%
19	Underwriter(s) or Dealer(s) from Who Purchased (not Pru Affliate)
Merrill Lynch & Co.
20	Is Pru Affliate a Sr. Mgr or Co-Mgr of Offering	Yes
21	Underwriters	Refer to Attached
22	Is Executing Dealer Sr. Mgr or Co-Mgr	Yes
23	Does Pru Affliate Benefit Directly or Indirectly	No
24	Is Purch for the Benefit of the Underwriting Group	No

*Jennison purchased less than 1% of the offering for all accounts managed by it.